EXHIBIT 2.5

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of July 15, 2013, by and among Thermogenesis Corp., a Delaware corporation (“Parent”), TotipotentRX Corporation, a California corporation (the “Company”), and ____________ (“Stockholder”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).  The obligations of the parties hereto shall be effective on the Closing Date.

Background

A.            Parent, the Company and Stockholder have entered into an Agreement and Plan of Merger and Reorganization dated as of July 15, 2013 (the “Reorganization Agreement”), which provides for the merger (the “Merger”) of the Company into Parent.

B.            Stockholder is receiving significant consideration pursuant to the terms of the Reorganization Agreement, including a large equity interest in Parent.

C.            As a condition to the Merger and to preserve the value of the business being acquired by Parent, the Reorganization Agreement contemplates, among other things, that Stockholder enter into this Agreement and that this Agreement become effective upon the Closing Date, as defined in the Reorganization Agreement.

D.            The Company and Parent are each currently engaged or planning to engage in business in each of the fifty (50) states of the United States and certain other countries throughout the world.  Following the Merger, Parent will continue conducting such business in all parts of the United States and certain other countries throughout the world.

NOW THEREFORE, in consideration of the mutual promises made herein, Parent, the Company and Stockholder (collectively referred to as the “Parties”) hereby agree, effective as of the Closing Date, as follows:

1.             Covenant Not to Compete or Solicit.

(a)           Unless otherwise agreed to in writing by Parent, during the Restriction Period (as defined below), Stockholder shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(i)                  engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, or have a financial interest in any other person or entity who engages in any business selling any products or services in direct competition with the business of the Company or Parent as of the date hereof anywhere in the Territory (as defined below);

(ii)                 solicit, influence, or attempt to solicit or influence any person who is, at that time, an employee of the Company or Parent for the purpose or with the intent of soliciting such employee away from or out of the employ of the Company or Parent; or

(iii)               solicit, influence, or attempt to solicit or influence any person who or that is, at that time, or has been within one year prior to that time, a customer of the Company or Parent within the Territory for the purpose of soliciting or selling products or services in competition with the business of the Company or Parent as of the date hereof within the Territory.

(b)          The foregoing covenants shall not be deemed to prohibit Stockholder from acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

(c)           For purposes of this Section 1, references to “Parent” shall mean Parent, together with its subsidiaries, and references to “Company” shall mean the Company, together with its subsidiaries.

(d)          For purposes of this Agreement, the “Restriction Period” shall mean the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date; provided however that if both (a) Parent terminates Stockholder’s employment with Parent without Cause (as defined in that certain Employment Agreement dated July 15, 2013 between Parent and Stockholder, as amended (the “Employment Agreement”)) or Stockholder terminates Stockholder’s employment with Parent for Good Reason (as defined in Employment Agreement) and (b) at the time of such termination Parent’s Chief Executive Officer is not Matthew T. Plavan, Stockholder, or a person consented to by Stockholder, then the Restriction Period shall end on the third (3rd) anniversary of the Closing Date.

(e)          The “Territory” shall mean (i) each county in the state of California, (ii) each state in the United States or (iii) anywhere in the world outside the United States where Parent or the Company conducts business.

(f)           The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(g)          It is specifically agreed that the Restriction Period shall be extended on a day-for-day basis for any period of time that Stockholder is in violation of any provision of this Section 1.

(h)          Stockholder acknowledges that (i) the goodwill associated with his ownership of the Company prior to the Merger is an integral component of the value of the Company to Parent and is reflected in the consideration to be received by Stockholder in the Merger, (ii) intellectual property known by Stockholder is also an integral component of the value of the Company to Parent and is reflected in the consideration to be received by Stockholder in the Merger and (iii) Stockholder’s covenants as set forth herein are necessary to preserve the value of the Company for Parent following the Merger.

(i)            Stockholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Company and Parent are engaged in a highly competitive industry, (ii) the Stockholder had unique access to the trade secrets and know-how of the Company, including without limitation the plans and strategy (and in particular the competitive strategy) of the Company, and (iii) the Stockholder is receiving significant compensation in connection with the Merger.

(j)            Stockholder agrees that it would be impossible or inadequate to measure and calculate Parent’s or the Company’s damages from any breach of the covenants set forth in this Section 1, and that Parent would be irreparably harmed by any such breach.  Accordingly, Stockholder agrees that if he breaches any provision of this Section 1, Parent or the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Stockholder further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.  Stockholder hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

2.             Arbitration; Consent to Personal Jurisdiction.

(a)           Stockholder agrees that, except as provided in Section 1(j) above, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Sacramento County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)          At the reasonable request of either party, the arbitration proceedings pursuant hereto will be conducted confidentially.  In such case all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence under seal, available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence.

(c)          The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  Stockholder hereby consents to the personal jurisdiction of the state and federal courts located in Sacramento County, California, for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(d)          STOCKHOLDER HAS READ AND UNDERSTANDS THIS SECTION 2, WHICH DISCUSSES ARBITRATION.  STOCKHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, STOCKHOLDER AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF STOCKHOLDER’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

3.            Miscellaneous.

(a)          Governing Law.  This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law.

(b)          Severability.  If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c)          No Assignment.  Stockholder shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of Parent and the Company.  This Agreement is specific to Parent and its affiliated entities and may not be assigned by Parent and/or its affiliates to any unaffiliated entity.

(d)          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed), or email to the parties at the following addresses or facsimile numbers or, if by email, to the email address of the recipient last known to the sender (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)	if to Parent or the Company, to:

2711 Citrus Road
Rancho Cordova, CA 95742
Attention: Chief Executive Officer
Telephone No.: (916) 858-5100
Facsimile No.: (916) 858-5199

(b)	if to the Stockholder, to:

[___________]
__________________
__________________
__________________
Telephone No.:  ________________
Facsimile No.:    ________________

(e)          Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing executed by Parent, the Company and Stockholder.

(f)           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(g)          Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(h)          Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THERMOGENESIS CORP.	STOCKHOLDER

Signature of Authorized Signatory	Signature

Print Name and Title	[_______________]

TOTIPOTENTRX CORPORATION

Signature of Authorized Signatory

Print Name and Title

[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]